Exhibit 5.1

Our Ref: AMS/DNA/1049519/0001/J4711326v9

Delphi Automotive PLC Queensway House Hilgrove Street St Helier JE1 1ES Jersey
7 November 2011

Dear Sirs

Delphi Automotive PLC (the “Company”)—Registration of Shares under the US Securities Act of 1933, as amended (the “Securities Act”)

1.	Background

1.1	We have acted as the Company’s Jersey legal advisers in connection with the registration under the Securities Act of up to 27,690,651 ordinary shares of US$0.01 each in the capital of the Company (the “Shares”), including up to 3,611,824 Shares pursuant to the option to purchase additional shares to be granted under the Underwriting Agreement (as defined below).

1.2	The Shares are being offered by the selling shareholders (the “Selling Shareholders”) identified as such in the Registration Statement (as defined below).

1.3	Pursuant to the Underwriting Agreement, the Shares will be sold to the Underwriters (as defined in the Underwriting Agreement) for resale to the members of the public in the United States as described in the Registration Statement.

1.4	The Company has asked us to provide this Opinion in connection with the registration of the Shares under the Securities Act.

1.5	In this opinion, “non-assessable” means, in relation to a Share, that the purchase price for which the Company agreed to issue that Share has been paid in full to the Company, so that no further sum is payable to the Company by any holder of that Share in respect of the purchase price of that Share.

Delphi Automotive PLC

7 November 2011

2.	Documents Examined

2.1	For the purposes of this Opinion, we have examined and relied upon the following documents:-

2.1.1	the registration statement on Form S-1 (No. 333-174493) as amended through amendment No. 6 dated 7 November 2011 (the “Registration Statement”) relating to the registration of the Shares under the Securities Act;

2.1.2	a form of underwriting agreement relating to the Shares (the “Underwriting Agreement”) between the Company, the Selling Shareholders and the several underwriters named therein;

2.1.3	a form of share exchange agreement relating to the transfer of membership interests of Delphi Automotive LLP in exchange for shares in the Company between the Company and the persons named therein (the “Exchange Agreement”);

2.1.4	a form of transfer instrument relating to the transfer of membership interests in Delphi Automotive LLP being transferred in accordance with the Exchange Agreement;

2.1.5	a form of share certificate to be used in respect of the Shares;

2.1.6	minutes of a meeting of the board of directors of the Company dated 24 May 2011;

2.1.7	a written resolution of the shareholders of the Company dated 3 November 2011 pursuant to which the shareholders, among other things, approved an increase of the share capital of the Company (the “Written Resolution”);

2.1.8	the Company’s certificate of incorporation and memorandum and articles of association as in force as at the date hereof; and

2.1.9	a consent to issue shares dated 19 May 2011 issued to the Company by the Jersey Financial Services Commission under the Control of Borrowing (Jersey) Order 1958.

2.2	For the purposes of this opinion, we have, with the Company’s consent, relied upon certificates and other assurances of directors and other officers of the Company as to matters of fact, without having independently verified such factual matters.

3.	Assumptions

3.1	For the purposes of giving this opinion we have assumed:-

3.1.1	the authenticity, accuracy, completeness and conformity to original documents of all copy documents and certificates of officers of the Company examined by us;

3.1.2	that the signatures on all documents examined by us are the genuine signatures of persons authorised to execute or certify such documents;

Delphi Automotive PLC

7 November 2011

3.1.3	the accuracy and completeness in every respect of all certificates of directors or other officers of the Company given to us for the purposes of giving this opinion and that (where relevant) such certificates would be accurate if they had been given as of the date hereof;

3.1.4	that the directors of the Company will not exceed any applicable allotment authority conferred on the directors by the shareholders;

3.1.5	that there is no provision of the law or regulation of any jurisdiction other than Jersey which would have any adverse implication in relation to the opinion expressed hereunder;

3.1.6	that the required consent pursuant to the Control of Borrowing (Jersey) Order, 1958 (as amended), which has been obtained by the Company (subject to the conditions therein set out) remains in effect; and

3.1.7	that the forms of the Underwriting Agreement and the Exchange Agreement will not be materially amended before they are signed.

4.	Opinion

As a matter of Jersey law, and on the basis of and subject to the above and the qualification below, we are of the following opinion:

4.1	The Shares to be sold by the Selling Shareholders have been validly authorized and, once the directors of the Company have approved their issue and allotment and upon their issuance and registration in the register of members of the Company prior to the closing of the offering of the shares in exchange for membership interests of Delphi Automotive LLP pursuant to the Exchange Agreement, will be validly issued, fully paid and non-assessable.

4.2	The statements made in the section of the Registration Statement headed “Tax Considerations—Jersey Tax Considerations” constitute our opinion with respect to the material tax consequences under Jersey law of the acquisition, ownership and disposition of the Shares.

5.	Qualification

This Opinion is subject to any matter of fact not disclosed to us.

6.	Governing Law, Limitations, Benefit and Disclosure

6.1	This Opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein.

Delphi Automotive PLC

7 November 2011

6.2	This Opinion is limited to matters of Jersey law and practice as at the date hereof and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

6.3	We assume no obligation to advise you (or any other person who may rely on this Opinion in accordance with this paragraph), or undertake any investigations, as to any legal developments or factual matters arising after the date of this Opinion that might affect the opinions expressed herein.

6.4	This Opinion is addressed only to you and is solely for your benefit in connection with the registration of the Shares under the Securities Act and, save as set out in paragraph 6.5 below, except with our prior written consent it may not be disclosed to any other person or used for any other purpose or referred to or made public in any way.

6.5	We consent to the filing of a copy of this opinion as Exhibits 5.1 and 23.2 to the Registration Statement and to reference to us being made in the paragraph of the Registration Statement headed “Validity of Ordinary Shares”. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Carey Olsen

Carey Olsen